Exhibit 5.1

Simpson Thacher & Bartlett llp

425 lexington avenue
new york, ny 10017-3954

telephone: +1-212-455-2000 facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

June 21, 2024

BrightView Holdings, Inc.
980 Jolly Road, Suite 300
Blue Bell, Pennsylvania 19422

Ladies and Gentlemen:

We have acted as counsel to BrightView Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale by certain selling stockholders of up to (i) 500,000 shares (the “Preferred Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, issued pursuant to the Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on August 28, 2023 (the “Certificate of Designations”) and (ii) 54,241,750 shares (“Common Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon the conversion of the Preferred Shares pursuant to the Certificate of Designations.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

BrightView Holdings, Inc.	2	June 21, 2024

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Preferred Shares has been validly issued, fully paid and nonassessable.

2.	Assuming due issuance and delivery thereof upon conversion of the Preferred Shares in accordance with the Certificate of Designations, the Third Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and the Delaware General Corporation Law, the Common Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP